Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 11, 2020, relating to the financial statements of Infrastructure and Energy Alternatives, Inc. and the effectiveness of Infrastructure and Energy Alternatives, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Infrastructure and Energy Alternatives, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana
December 4, 2020